PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS THIRD QUARTER 2010 RESULTS

DALLAS, TEXAS . . . November 2, 2010 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $21.5 million, or $0.12 per diluted share, for the quarter ended September 30, 2010, compared to $1.1 million, or $0.01 per diluted share, for the quarter ended September 30, 2009.

The Company’s net sales were $210.3 million for the third quarter of 2010 compared to $181.4 million for the third quarter of 2009 resulting from increased sales volumes for our products, including a 96% increase in melted product volumes, partially offset by lower average selling prices during 2010.  Third quarter sales reflect continued improvement in demand for titanium products in the commercial aerospace sector, as manufacturing activity and inventory levels within the commercial aerospace supply chain continue to recover and uncertainties within the sector continue to be resolved.  Factors contributing to the change in average selling prices for melted products during the third quarter of 2010 include lower spot market pricing, product mix and lower annual pricing under long-term customer agreements.

Operating income of $36.0 million for the third quarter of 2010 was up from $3.5 million for the same period in 2009, primarily reflecting a higher gross margin percentage relative to net sales.  Our improved profitability reflects lower cost raw materials, principally titanium sponge and scrap, and the benefit of higher utilization of our production capacity in 2010.

Bobby D. O’Brien, President and CEO, said, “Demand for our products has continued to gain traction throughout 2010, and our sales order backlog, which has increased approximately 40% compared to this time last year, reflects our customers’ expectation of increased output levels, particularly in the commercial aerospace industry.  Our operating results for the third quarter of 2010 reflect the continuation of these trends and the benefit of higher utilization of our production capacity.

“The long-term demand trend for titanium products and our business remains favorable as the development and production of the next generation of more fuel-efficient aircraft continues throughout the aerospace supply chain.  Our positive cash flows and strong balance sheet, without any debt, have provided us with the ability to seize new opportunities to strengthen and expand our market presence in this dynamic global industry.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence, amendment or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2010	2009	2010
	(Unaudited)

Net sales	$181.4	$210.3	$590.5	$639.9
Cost of sales	163.7	160.7	501.8	511.7

Gross margin	17.7	49.6	88.7	128.2

Selling, general, administrative and development expense	14.2	13.6	44.8	41.5
Other income, net	-	-	1.7	0.1

Operating income	3.5	36.0	45.6	86.8

Other non-operating (expense) income, net	-	(2.9)	0.5	3.1

Income before income taxes	3.5	33.1	46.1	89.9

Provision for income taxes	2.4	11.4	15.2	31.0

Net income	1.1	21.7	30.9	58.9

Noncontrolling interest in net (loss) income of subsidiary	(0.1)	0.2	1.3	1.6

Net income attributable to TIMET stockholders	1.2	21.5	29.6	57.3

Dividends on Series A Preferred Stock	0.1	-	0.2	0.1

Net income attributable to TIMET common stockholders	$1.1	$21.5	$29.4	$57.2

Earnings per share attributable to TIMET common stockholders	$0.01	$0.12	$0.16	$0.32

Weighted average shares outstanding:
Basic	180.6	180.2	180.9	179.8
Diluted	180.6	180.4	180.9	180.5

Melted product shipments:
Volume (metric tons)	675	1,325	1,915	3,770
Average selling price (per kilogram)	$23.90	$20.90	$26.65	$20.45

Mill product shipments:
Volume (metric tons)	2,665	3,050	8,775	9,610
Average selling price (per kilogram)	$56.00	$55.25	$55.40	$53.35